Exhibit 99.1

Novocure Reports Second Quarter 2018 Financial Results and Provides Company Update

Quarterly net revenues of $61.5 million, representing 60 percent growth versus the second quarter 2017 and 18 percent growth versus the first quarter 2018

Submission of local coverage determination reconsideration request to the durable medical equipment Medicare administrative contractors following June CMS announcement of new payment rules for durable medical equipment products

STELLAR data in mesothelioma will be presented at IASLC in late September

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the three and six months ended June 30, 2018. The company also highlighted continued commercial momentum for Optune and continued clinical development progress.

Second quarter 2018 highlights include:

	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change

Non-financial
Active patients at period end(1)	2,169	1,460	49%	2,169	1,460	49%
Prescriptions received in period(2)	1,244	1,059	17%	2,502	1,953	28%

Financial, in millions
Net revenues	$61.5	$38.4	60%	$113.6	$73.3	55%
Gross profit	$41.7	$25.2	65%	$75.6	48.4	56%
Net loss	$(15.5)	$(21.2)	27%	$(36.2)	$(39.2)	8%

Cash and cash equivalents at the end of period	$114.5	$80.2
Short-term investments at the end of period	$104.5	$104.2
(1)

An “active patient” is a patient who is on Optune under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(2)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Optune for a patient not previously on Optune. Orders to renew or extend treatment are not included in this total.

“In the second quarter of 2018, Novocure demonstrated continued commercial momentum for Optune and continued progress on key clinical development programs,” noted Asaf Danziger, Novocure’s Chief Executive Officer. “We delivered record quarterly revenue of $61.5 million, up 60 percent from the second quarter 2017 and 18 percent from the first quarter 2018. We continued to see steady growth in prescriptions for patients with newly diagnosed GBM, representing nearly 75% of prescriptions in the second quarter, which we believe is a sign of increasing physician confidence and belief in Optune.”

“I am pleased to announce Novocure submitted a local coverage determination reconsideration request to the Medicare DME MACs on June 20. Our decision to file for coverage followed a CMS announcement of new payment rules for DME products earlier in June,” said William Doyle, Novocure’s Executive Chairman. “We believe the new CMS payment rules reflect the meaningful progress made during our multi-year dialogue with the agency and provide us with a path forward to secure Medicare coverage and payment for Optune.”

“Our STELLAR phase 2 pilot trial data in mesothelioma were accepted for presentation at the upcoming IASLC meeting in late September. Looking ahead, we are on track to start our sixth phase 3 pivotal trial, the INNOVATE 3 trial in recurrent ovarian cancer, later this year and just opened our phase 2 pilot HEPANOVA trial in advanced liver cancer,” continued Mr. Doyle. “Novocure is a global oncology company with a proprietary platform technology offering both a growing commercial business today and significant potential for future expansion into new indications. We believe our progress in the second quarter illustrates our ongoing commitment to execution.”

Second quarter 2018 operating statistics and financial update

There were 2,169 active patients on Optune at June 30, 2018, representing 49 percent growth versus June 30, 2017, and 8 percent growth versus March 31, 2018. Increased adoption drove the increase in active patients with steady growth in prescriptions for patients with newly diagnosed GBM, who typically have a longer duration of treatment with Optune, and year-over-year prescription growth.

•	In the United States, there were 1,575 active patients on Optune at June 30, 2018, representing 45 percent growth versus June 30, 2017.
•	In Germany and other EMEA markets, there were 557 active patients on Optune at June 30, 2018, representing 48 percent growth versus June 30, 2017.
•	In Japan, there were 37 active patients on Optune at June 30, 2018, representing 3,600 percent growth versus June 30, 2017.

Additionally, 1,244 prescriptions were received in the three months ended June 30, 2018, representing 17 percent growth compared to the same period in 2017, and a 1 percent decline versus the three months ended March 31, 2018. The year-over-year increase in prescriptions was driven primarily by commercial activities in the United States and Germany and initial launch efforts in Japan. We saw steady growth in prescriptions for newly diagnosed GBM with more than 900 Optune prescriptions, nearly 75% of the total, written for patients with newly diagnosed GBM.

•	In the United States, 947 prescriptions were received in the three months ended June 30, 2018, representing 18 percent growth compared to the same period in 2017.
•	In Germany and other EMEA markets, 265 prescriptions were received in the three months ended June 30, 2018, representing 4 percent growth compared to the same period in 2017.
•	In Japan, 32 prescriptions were received in the three months ended June 30, 2018, representing 3,100 percent growth compared to the same period in 2017.

For the three months ended June 30, 2018, net revenues were $61.5 million, representing 60 percent growth versus the same period in 2017. Revenue growth was driven by increased Optune adoption in the United States and Germany, initial launch efforts in Japan and by a decrease in the gross-to-net revenue spread

For the three months ended June 30, 2018, cost of revenues was $19.8 million compared to $13.2 million for the same period in 2017, representing an increase of 51 percent. The increase was primarily driven by the cost of shipping transducer arrays to a higher volume of commercial patients, as well as an increase in field equipment depreciation.

Research, development and clinical trials expenses for the three months ended June 30, 2018, were $11.4 million compared to $9.4 million for the same period in 2017, representing an increase of 21 percent. This was primarily due to an increase in clinical trial and personnel expenses for our LUNAR, METIS, and PANOVA trials and an increase in costs associated with regulatory affairs.

Sales and marketing expenses for the three months ended June 30, 2018, were $19.2 million compared to $16.4 million for the same period in 2017, representing an increase of 17 percent. This was primarily due to increased marketing and market access expenses, increased personnel and facility expenses to support our geographical expansion in Japan and Austria and an increase in share-based compensation.

General and administrative expenses for the three months ended June 30, 2018, were $18.2 million compared to $15.0 million for the same period in 2017, representing an increase of 21 percent. This was primarily due to an increase in non-cash share-based compensation and an increase in professional services.

Personnel costs for the three months ended June 30, 2018, included $10.2 million in non-cash share-based compensation expenses, comprised of $0.3 million in cost of revenues; $1.3 million in research, development and clinical trials; $1.9 million in sales and marketing; and $6.8 million in general and administrative expenses. Total non-cash share-based compensation expenses for the second quarter 2017 were $7.6 million.

Net loss for the three months ended June 30, 2018, was $15.5 million compared to net loss of $21.2 million for the same period in 2017, representing a 27 percent improvement in net income.

At June 30, 2018, we had $114.5 million in cash and cash equivalents and $104.5 million in short-term investments, for a total balance of $219.0 million in cash, cash equivalents and short-term investments. This represents an increase of $2.6 million in cash and investments since March 31, 2018.

Anticipated clinical trial milestones

•	Phase 2 pilot STELLAR trial in mesothelioma data presentation (2H 2018)
•	First patient enrollment in phase 2 pilot HEPANOVA trial in advanced liver cancer (2H 2018)
•	Initiation of phase 3 pivotal trial in recurrent ovarian cancer (2H 2018)
•	Data collection from phase 3 pivotal METIS trial in brain metastases (2020)
•	Data collection from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•	Data collection from phase 3 pivotal PANOVA 3 trial in locally advanced pancreatic cancer (2022)

Conference call details

Novocure will host a conference call and webcast to discuss second quarter 2018 financial results today, Thursday, July 26, 2018, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 6554507.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call.

About Novocure

Novocure is a global oncology company developing a proprietary platform technology called Tumor Treating Fields, the use of electric fields tuned to specific frequencies to disrupt solid tumor cancer cell division. Novocure’s commercialized product is approved for the treatment of adult patients with glioblastoma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer and mesothelioma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 22, 2018, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2018	2017	2018	2017	2017
	Unaudited		Unaudited		Audited
Net revenues	$61,514	$38,376	$113,639	$73,256	$177,026
Cost of revenues	19,833	13,152	38,071	24,816	55,609

Gross profit	41,681	25,224	75,568	48,440	121,417

Operating costs and expenses:
Research, development and clinical trials	11,362	9,371	22,466	18,782	38,103
Sales and marketing	19,196	16,360	37,331	31,116	63,528
General and administrative	18,208	15,023	35,533	27,445	59,114

Total operating costs and expenses	48,766	40,754	95,330	77,343	160,745

Operating loss	(7,085)	(15,530)	(19,762)	(28,903)	(39,328)
Financial expenses, net	2,860	2,183	7,713	4,629	9,169

Loss before income taxes	(9,945)	(17,713)	(27,475)	(33,532)	(48,497)
Income taxes	5,565	3,461	8,759	5,687	13,165

Net loss	$(15,510)	$(21,174)	$(36,234)	$(39,219)	$(61,662)

Basic and diluted net loss per ordinary share	$(0.17)	$(0.24)	$(0.40)	$(0.45)	$(0.70)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	91,331,862	88,218,868	90,658,735	87,835,926	88,546,719

Consolidated Balance Sheets

USD in thousands (except share data)

	June 30,	December 31,
	2018	2017
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$114,456	$78,592
Short-term investments	104,499	104,719
Restricted cash	2,169	2,126
Trade receivables	37,643	29,567
Receivables and prepaid expenses	11,216	8,105
Inventories	19,906	22,025
Total current assets	289,889	245,134

LONG-TERM ASSETS:
Property and equipment, net	8,891	9,031
Field equipment, net	8,108	9,036
Severance pay fund	111	111
Other long-term assets	2,877	1,986
Total long-term assets	19,987	20,164

TOTAL ASSETS	$309,876	$265,298

	June 30,	December 31,
	2018	2017
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$20,434	$17,206
Other payables and accrued expenses	24,813	32,996
Total current liabilities	45,247	50,202

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	149,195	97,342
Employee benefit liabilities	2,473	2,453
Other long-term liabilities	880	1,737
Total long-term liabilities	152,548	101,532

TOTAL LIABILITIES	197,795	151,734

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 92,503,273 shares and 89,478,032 shares at June 30, 2018 (unaudited) and December 31, 2017, respectively	-	-
Additional paid-in capital	729,684	697,165
Accumulated other comprehensive loss	(1,273)	(1,343)
Accumulated deficit	(616,330)	(582,258)
Total shareholders' equity	112,081	113,564

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$309,876	$265,298

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558